Exhibit 23.9

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the references to our firm, in the context in which they appear, and to the references to and the incorporation by reference into the Registration Statements on Form S-8 of Civitas Resources, Inc. (formerly known as Bonanza Creek Energy, Inc.), of our report letter dated February 18, 2021, prepared on behalf of Extraction Oil & Gas, Inc., in accordance with the requirements of the Securities Act of 1933, as amended.

/s/ Ryder Scott Company, L.P.
RYDER SCOTT COMPANY, L.P.
TBPELS Firm Registration No. F-1580

Denver, Colorado

November 8, 2021